Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Our Reference 01474.50152/US/80893091v2

February 29, 2024

Registration Statement on Form S-3: Exhibit 5.2 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of Liberian law to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) in respect of the possible resale of up to 29,323,887 shares of common stock of the Company, par value $0.01 per share (the “Selling Shareholder Shares”), by the selling shareholders named therein.

As such counsel, we have examined (i) the Registration Statement and prospectus contained therein and (ii) such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examinations, we have assumed (i) the genuineness of all signatures, including electronic signatures, and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iii) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (iv) the completeness of each document submitted to us and (v) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document or certificate encompassed within the due diligence review undertaken by us.

This opinion is limited to the law of the Republic of Liberia. In rendering this opinion, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to be sufficiently similar to those contemplated hereby in order to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised, effective January 3, 1977, as amended), the Revenue Code of Liberia (2000) as amended by the Consolidated Tax Amendments Act of 2011, and the Liberian Commercial Code of 2010, made available to us by Liberian Corporation Services, Inc. and The Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws of the United States.

Based upon the foregoing and the facts as set forth in the Registration Statement and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Selling Shareholder Shares have been validly issued and are fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules related thereto, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules related thereto.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP